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Explanatory Note:

On April 28, 2015, after market close, Tempur Sealy International, Inc. had a conference call to discuss the Company’s first quarter of 2015 results with investors. A copy of the transcript of the call is attached.

Tempur Sealy International, Inc.

Transcript of Earnings Conference Call

April 28, 2015

5:00 p.m. E.S.T.

Note: On April 28, 2015 Tempur Sealy International, Inc. hosted an investor conference call. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly. The audio archive of the webcast is available at the investor relations section of Tempur Sealy International, Inc.’s website at tempursealy.com by clicking on an available link.

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Tempur Sealy First-Quarter 2015 Earnings conference call.

(Operator Instructions)

As a reminder, this conference is being recorded. I would now like to introduce your host for today’s conference, Mr. Mark Rupe.

Sir, please begin.

Mark Rupe - Tempur Sealy International, Inc. - VP of IR

Thanks, Liz.

Good evening and thank you for participating in today’s call. Joining me in our Lexington Headquarters are Mark Sarvary, President and CEO, and Dale Williams, EVP and CFO. After our prepared remarks, we will open the call for Q&A.

Forward-looking statements that we make during this call are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements, including the Company’s expectations regarding sales, earnings, or adjusted net income, or the integration with Sealy involve uncertainties. Actual results may differ due to a variety of factors that could adversely affect the Company’s business.

The factors that could cause actual results to differ materially from those identified include economic, regulatory, competitive, operating, and other factors discussed in the press release issued today. These factors are also discussed in the Company’s SEC filings including, but not limited to, annual reports on Form 10-K and the Company’s quarterly reports on Form 10-Q under the headings “Special Note Regarding Forward-Looking Statements” and/or “Risk Factors”, as well as the Company’s press releases.

Any forward-looking statement speaks only as of the date on which it is made. The Company undertakes no obligation to update any forward-looking statements.

The press release, which contains reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures, and information regarding the methodology used for constant currency presentation, is posted on the Company’s website at TemperSealy.com and filed with the

SEC. In connection with the conference call, the Company has prepared an investor presentation, which has been filed with the SEC and is also available on the Investor Relations section of the Company’s website.

With that introduction, I will turn the call over to Mark Sarvary.

Mark Sarvary - Tempur Sealy International, Inc. - President & CEO

Thanks, Mark.

Good evening, everyone. Thanks for joining us. Today I will provide an overview of our performance in the first quarter and the progress we are making against our stated sales, margin, and earnings growth objectives. Dale will then provide details on the first-quarter results and the updated 2015 guidance.

I’m pleased to report that the first quarter of 2015 has been strong. Sales and profits are growing. Correcting for currency, net sales were up 9%; and adjusted EPS was up 20%.

Margins are improving, as we expected, and were particularly strong in North America where both growth and operating margins improved materially. These improvements are the continuation of the operating margin improvements we saw in the back half of last year. These results are consistent with the plans that we communicated at our Investor Day in February to drive sales at above-industry rates; to grow adjusted EPS by 15% a year; and to improve margins by more than 100 basis points in 2015 and by 300 basis points over the next three years.

Our sales over-performance versus plan in Q1 was driven primarily by North America. International sales were also slightly better than planned, and this despite a more challenging foreign exchange environment. Regarding FX, our first-quarter adjusted EPS of $0.55 included a negative currency impact of $0.09 a share compared to Q1 of 2014, and was about $0.02 worse than we had anticipated at the time we provided guidance in February.

Turning now to North America segment net sales – Our North America Business segment net sales were ahead of plan, driven primarily by higher Sealy sales. Net sales were up 7.5%, with US net sales up 8.7%. And while Canada net sales were down 4.5%, on a constant currency basis, they were up 7.2%.

In the US, sales at both Tempur-Pedic and Sealy products grew at a high-single-digit rate. Tempur-Pedic, driven by the continued sales momentum of last year’s new product introduction, as well as adjustable bases and sales through the direct channel. Sealy was driven by strong growth of the Sealy brand sales and solid double-digit growth of Stearns & Foster and Optimum. As we look to the balance of the year in North America, we expect the recent launches of TEMPUR-Flex and Posturepedic products, as well as continued momentum of adjustable bases and last year’s launches, to continue to drive our top-line growth.

Now on margins — North American margins were up significantly year over year and in line with where we expected them to be. Correcting for currency, adjusted gross margin increased 150 basis points, driven by the US where Tempur margins increased over 300 basis points and Sealy’s margins improved 100 basis points. We are particularly pleased with the overall gross margin performance, given that both the lower-margin adjustable bases and Sealy products were a higher proportion of the mix than anticipated.

Pricing initiatives were implemented during the quarter, and productivity, particularly in the Tempur plants, also contributed to margin improvement. The Sealy US gross margin initiatives that we discussed at the Investor Day are well underway, and we believe will contribute to margin improvement to some extent in 2015 and to a larger extent in 2016. The work is proceeding well, and we remain confident we will improve Sealy’s US gross margin to 33% in the next few years.

Overall, the operating margin momentum we saw in North America in the second half of last year continued into the first quarter of 2015. Excluding the effects of the Canadian dollar, North America adjusted operating margin improved 100 basis points. We expect further improvement as the remainder of the year plays out.

Now turning to International — We are also seeing good performance internationally, with results slightly better than planned. Correcting for currency, net sales increased about 13%, with very strong growth in Asia-Pacific and Latin America and modest growth in Europe.

Our Asia-Pacific growth resulted from the contribution of the recently-acquired Sealy brand rights in Japan and our established Tempur business throughout the region. Our Latin America growth was driven by both our Sealy and Tempur brands.

Sales in Europe were constrained by continued weakness in Central Europe, which was down in the quarter. Sales of Sealy and Stearns & Foster products in Europe contributed the majority of growth.

We transitioned manufacturing of the Sealy hybrid mattress to a new supplier and are now fully up and running. Sealy Europe represents a $200 million growth opportunity and with the supply chain established and distribution building across Europe, we are now in a position to capitalize on this potential.

From a margin perspective, international margins declined, as expected. As we grow the Sealy business internationally, we expect to generate higher operating profit dollars but at a slightly lower margin rate. In the first quarter, Sealy drove the majority of the growth and foreign exchange was a drag.

As we look to the remainder of the year, we expect foreign exchange to continue to pressure sales and margin but we are projecting an improvement in gross profit and operating income dollars in the second half of the year versus the prior year, after correcting for foreign exchange.

2015 is an important inflection point in our business. Over the last two years, we have accomplished a great deal. We responded to the changed competitive environment in 2012 by taking decisive and effective action through 2013 and 2014, which has resulted in a doubling of the value of Tempur Sealy from September 26, 2012, the day before we announced the acquisition of Sealy.

This game-changing acquisition was completed in 2013, and we then drove strong growth at Sealy into 2014, with Sealy gaining US market share for the first time since 2009 and coming into 2015 with strong momentum. We have also captured $45 million in synergies to date, with another $25 million in our projections that we are confident we can achieve. At the same time, we re-energized Tempur-Pedic in North America, strengthening the leading premium brand in the industry, achieving a 9% sales increase in 2014, along with significantly improved margins in the second half of the year.

We also positioned our International business for future growth through the acquisitions of Sealy brand rights in Europe and Japan. However, our opportunity to improve margins is significant, particularly for Sealy. It is a primary focus of the Company, and we are implementing a comprehensive program to improve operating margins by 300 basis points over the next three years.

Today, we expect significant improvement to both the top and bottom line to be realized from these initiatives in 2015 and beyond. Our team has successfully addressed the changed market and, as we look to the future, is executing a clear plan that will enhance results, as we outlined at our Investor Day.

We are pleased that our first-quarter results met the benchmarks we set, especially with regard to our aggressive gross margin improvement plan, and believe this is just the beginning of our positive momentum. We are confident that the continued execution of our plan by this management team will generate enhanced value for our shareholders.

With that, I’ll now turn the call over to Dale to discuss in more detail our first-quarter results and our updated full-year guidance.

Dale Williams - Tempur Sealy International, Inc. - EVP & CFO

Thanks, Mark.

I will focus my commentary on the first-quarter results and then discuss our updated 2015 guidance. Along with our earnings release today, we also filed a presentation which included additional color on our first-quarter results. Given the level of detail provided in the earnings release and presentation, I will keep my comments brief and focus on the key areas.

Consolidated net sales for the first quarter were $739.5 million, up 5.4% versus the first quarter of last year. On a constant currency basis, first-quarter net sales increased 9.4%.

North America net sales increased 7.5%, with the strong growth in the US offset slightly by a foreign exchange-driven decline in Canada.

Bedding product sales increased 8% on a unit increase of 5%. We saw good growth in both mattresses and adjustable bases in the quarter. We also saw growth in our direct sales channel.

International net sales declined 2.6%, but on a constant currency basis increased 12.8% with very strong growth in Asia-Pacific and Latin America. Bedding product sales increased 14% on a constant currency basis, driven by unit growth of 14%. Other channel sales were up 30% on a constant currency basis, driven by strong Tempur-direct channel sales.

The first-quarter consolidated adjusted gross margin was 38.5%, as compared to 38.7% in the first quarter of the prior year. On a year-over-year basis, first-quarter adjusted gross margin declined slightly, primarily due to lower International segment margins and unfavorable foreign exchange of 90 basis points, offset primarily by improved US margins.

North America adjusted gross margin was 35.1%, up 110 basis points, driven by strong US margin expansion for both Tempur-Pedic and Sealy products. The key factors driving gross margin improvement in North America were fewer discounts; improved manufacturing efficiencies, offset partially by product mix, specifically adjustable bases and Sealy-branded products; and a weaker Canadian dollar foreign exchange rate relative to the US dollar.

International adjusted gross margin was down 340 basis points to 52.4%. The key factors pressuring gross margin were a higher mix of Sealy product sales in Japan and Europe, which contributed more than half the decline; foreign exchange, which was 100 basis points; and geographic mix, where lower sales in central Europe were offset with sales in other regions like Latin America. Strong Tempur-direct channel growth partially offset these pressures.

Consolidated advertising expenses of $81 million, or 10.9% of net sales, as compared to the first quarter of last year’s $73.8 million or 10.5% of sales. Advertising was up slightly as a percentage of sales, which reflects our plan to be on air on a regular basis throughout the year and improved participation in our retail cooperative advertising programs. We’re very pleased with the level and quality of our joint advertising initiatives as we work with our customers to improve effectiveness.

All other operating expenses as a percentage of net sales were largely unchanged on a consolidated basis. However, they were up in International due to growth in the number of direct company-owned stores and infrastructure investments in Sealy Japan and Europe were down slightly in North America.

Consolidated adjusted operating income was $68.2 million in the first quarter of 2015, or 9.2% of net sales, with unfavorable foreign exchange rates impacting adjusted operating income by $8.9 million or 80 basis points. Adjusted operating income for the first quarter of 2014 was $69.8 million or 9.9% of net sales.

North America adjusted operating margin improved 60 basis points to 11.2% and, correcting for currency, improved 100 basis points. International adjusted operating margin was down 410 basis points to 18.3%, and correcting for currency was down 310 basis points. As Mark indicated, the decline in International margins was expected. The majority of the sales growth in the quarter was driven by Sealy-branded sales in Latin America, Europe, and Japan, which weighed in on mix.

Consolidated GAAP operating income was $54.4 million in the first quarter, as compared to $62.4 million in the first quarter of the prior year. Included in first-quarter 2015 GAAP operating income was $11.7 million of integration costs related to the Sealy acquisition, which included certain plant actions — closures and openings, as well as costs related to integrating Sealy into our international operations. In addition, the first quarter included $2.1 million of additional costs related to the Company’s 2015 annual meeting. In the first quarter of last year, the Company recorded $7.4 million of integration costs.

Interest expense was $20.4 million. Other income was $1.3 million and included a currency benefit on a foreign-denominated loan. The first-quarter pro forma tax rate was 29.4%.

Also, you will notice in our income statement, in the first quarter we have a line item titled —Less Redeemable Noncontrolling Interest. This deduction to net income, attributable to Tempur Sealy International, Inc. and GAAP EPS, is related to our joint venture with Comfort Revolution. Because we do not own 100% of Comfort Revolution, this amount has historically included the percentage of Comfort Revolution’s accumulated earnings that we do not own.

As described in the footnote in our earnings release, we are required to recognize the cash outlay of acquiring Comfort Revolution when the expected purchase price, calculated in accordance with the terms of the joint venture agreement, exceeds accumulated earnings of the joint venture. We will record adjustment in future periods as necessary, and it could be positive or negative. These adjustments will not be reflected in our adjusted EBITDA or adjusted EPS.

First-quarter GAAP EPS was $0.38, as compared to $0.44 per share last year. Adjusted earnings per share were $0.55 in the first quarter, as compared to $0.53 in the prior year. On a constant currency basis, first-quarter adjusted EPS increased 20% as foreign exchange rates negatively impacted EPS by $0.09.

Adjusted EBITDA was $90.5 million in Q1, as compared to $91.4 million in the first quarter of last year. On a constant currency basis, adjusted EBITDA grew 8% in the first quarter of 2015, compared to the first quarter of 2014.

As of March 31, 2015, the Company had consolidated funded debt less qualified cash of $1.6 billion. The ratio of consolidated funded debt less qualified cash to adjusted EBITDA was 3.9 times, down significantly from 4.6 times last year, calculated in accordance with the Company’s senior secured credit facility. The calculation of this ratio is included in the press release.

Now we will turn our attention to guidance. Today, the Company updated financial guidance for 2015. The Company currently expects net sales to be in the range of $3 billion 100 million to $3 billion 175 million, which reflects growth of 4% to 6% compared to 2014, and approximately a 4% headwind from 2014 based on current unfavorable foreign exchange rates.

We expect adjusted earnings per share to be in the range of $2.80 to $3.15, which includes approximately $0.32 per share of unfavorable foreign exchange impact compared to 2014. The increase in our 2015 guidance is based on the better-than-expected results in the first quarter of 2015 and our current outlook for the remainder of the year.

It’s important to note that our 2015 adjusted EPS guidance excludes the impact of ongoing integration costs related to the acquisition of Sealy Corporation as well as additional costs related to the Company’s 2015 annual meeting, and redemption value adjustments to the Company’s redeemable noncontrolling interest. In considering our guidance, it’s possible that our actual performance will vary, depending on the success of our new initiatives; macro-economic conditions; unexpected changes in foreign exchange rates; and competitive activities or the consequences of other risk factors we have identified in our press release and SEC filings.

As noted in our press release, our guidance and these expectations are based on information available at the time of the release and are subject to changing conditions, many of which are outside the Company’s control.

Before turning the call over to Q&A, I’m going to turn the call back over to Mark for closing comments.

Mark Sarvary - Tempur Sealy International, Inc. - President & CEO

Thanks, Dale.

Today, Tempur Sealy is a stronger and more stable company than it has ever been. We’re developing great products that retailers and consumers are purchasing, investing our marketing dollars more effectively, and positioning ourselves for substantial future growth across the world. Our cash flows are strong, and major cost reduction initiatives are underway which will improve our margins.

But today, Tempur Sealy is at a critical juncture. A change in leadership at this time would inevitably result in a transition period that would put at risk the progress we have made to date and the initiatives that are underway, and we believe would be detrimental to both our momentum and shareholder value. We have a clear plan and strong momentum and we are counting on the support of our shareholders as we continue to execute this plan.

With that, Operator, please open the line for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Our first question comes from the line of Brad Thomas with KeyBanc Capital Markets.

Brad Thomas - KeyBanc Capital Markets - Analyst

Thank you and good afternoon, Mark, Dale and Mark. I wanted to first ask about raw materials and input prices, and hoping you could give us a little bit of color on what that impact was in the first quarter and what your outlook is for petrochemical and steel prices through the year.

Dale Williams - Tempur Sealy International, Inc. - EVP & CFO

Yes, Brad, as regards to the commodities in the first quarter, really, there was no benefit from commodities. As we said on our first-quarter call, if there is benefit, we don’t expect it to occur until the second half due to contractual matters that we have with our suppliers that really are designed to protect the Company against price increases. That does give us a delay in any benefit on price decreases.

As we look at the year, as time has gone on, we are now thinking that there could be some commodity improvement in the back half of the year, but that is something that is not included in our current outlook because we haven’t gotten it yet.

Brad Thomas - KeyBanc Capital Markets - Analyst

Got you. Turning to the Sealy side of the business, the margins on Sealy, clearly something that you all are focused on. I would imagine there is a particular opportunity as we lap the Labor Day sales from last year. Could you maybe talk about, either in dollars or percentage of sales, what you think that opportunity is on the Sealy side, in particular, this year?

Dale Williams - Tempur Sealy International, Inc. - EVP & CFO

In the first quarter, we saw the Sealy US business gross margins improve 100 basis points. We would not say that’s based on the Sealy transformation effort at this stage. It’s based on strong blocking and tackling and driving efficiencies. The real longer-term opportunity, the significant portion of the 300 basis point opportunity we identified at Investor Day, we think will come in the coming years, as opposed to a little bit of benefit in the latter parts of 2015 but most of it in 2016 or beyond.

If we look at the first quarter, why did Sealy do better in the first quarter? It’s a combination of things. Looking at basic fundamental operational improvements, really a lack of operational issues in the first quarter. Also, we had some improvement in discounts in Sealy in the first quarter based on the mix of products that were being sold. So, we feel good, though, about where Sealy ended the first quarter.

Brad Thomas - KeyBanc Capital Markets - Analyst

Got you. Thank you so much and good luck.

Operator

Our next question comes from the line of Budd Bugatch with Raymond James.

Unidentified Participant — Analyst

This is Bobby filling in for Bud. Thank you for taking my questions and congrats on an excellent quarter. Just two quick questions for me. And I apologize if these were already answered. I got kicked off the line and I had to get back in the queue so I missed some things. Can you maybe comment a little bit on how the rollout for FLEX in the new Sealy product set has gone, and what percentage of that rollout is complete?

Mark Sarvary - Tempur Sealy International, Inc. - President & CEO

It’s going well in the sense that it is on schedule and it is going out as we expected. The bulk of the rollout is happening in the second quarter. We got some distribution of FLEX in the last part of the first quarter but the bulk of the distribution is happening this quarter. So, it’s early.

What we have seen is, we now have a better view to what number of floor models we expect to get. You never know until it is finally all distributed but we have a better view to it. And both on FLEX and on Posturepedic, we’re looking at getting higher levels of floor models than we had thought, and double-digit levels of higher floor models than we had thought. So, so far, so good.

The initial distribution, where we have distribution, particularly in FLEX, because it’s relatively — it was out first — it’s doing quite well. In some chains where it is, it is taking quite a significant part of the total balance of share. It’s too early to tell but it is certainly a good place to be standing here right now.

Unidentified Participant — Analyst

All right, thank you. Then, Dale, maybe given those comments about the rollout coming in the second quarter, how should we think about gross margins for the North America segment when we look at our models here for the second quarter?

Dale Williams - Tempur Sealy International, Inc. - EVP & CFO

In looking at last year, the rollout this year, obviously, on the Tempur side is smaller than the rollout last year. That was part of the improvement in Tempur gross margins in the first quarter. It will continue to be a factor in the Tempur gross margins in the second quarter so Tempur margins should be better than last year.

On the Sealy side, Posturepedic is a very large rollout. It’s a little bit less expensive rollout on a per-unit basis than Stearns & Foster but there is a lot more units. So, for Sealy in the second quarter you should anticipate a second quarter with a significant impact from floor models, as the bulk of the Posturepedic rollout is in the second quarter, somewhat akin to last year where most of the Stearns & Foster and Optimum rollout were in the second quarter, but Posturepedic has a much higher volume than those rollouts combined.

Overall, we would look for improvement on a year-over-year basis in the second quarter. In total North America, we expect to see improvement in margins but we need to temper those expectations a little bit just because there is a big rollout effect, just not as big of an effect as last year.

Unidentified Participant — Analyst

Okay. Thank you. Then lastly for me, can you maybe talk about what your expectations for the adjustable base growth is for the remainder of the year? And to your sales guidance, we should start to lap some of the high-growth comparisons sometime this year, right?

Dale Williams - Tempur Sealy International, Inc. - EVP & CFO

Yes, the adjustables really took off in the second half of the year last year. We saw good growth in every quarter on adjustables last year, but where it really took off was in the latter stages of last year. I would say that adjustables continue to grow, even on a sequential basis. That’s a good thing; that’s a very positive thing for the business. But the compares get easier. The impact gets lessened as the year progresses because we don’t expect the same level of growth rate this year that we saw last year.

Unidentified Participant — Analyst

Thank you, that’s helpful. Thank you for answering my questions and best of luck going forward.

Operator

The next question comes from the line of Seth Basham with Wedbush Securities.

Seth Basham - Wedbush Securities - Analyst

Good afternoon. Seth Basham. A little bit more color on the gross margins in North America for Tempur, if you wouldn’t mind. Specifically, how much of that 300 basis points improvement did you get from price increases, and how do you expect that to benefit your gross margins going forward?

Dale Williams - Tempur Sealy International, Inc. - EVP & CFO

The impact of pricing in the first quarter was limited. There was a small amount of pricing in the first quarter related to adjustables because we had raised some price on adjustables last year in the fall. So there’s a little bit of impact there. The Tempur mattress price increase that went into effect in March, obviously very limited impact since it was just in the latter stages of the quarter. But we do see improvement in price in Tempur in the first quarter just because of the new product.

If you remember last year we had price actually reduction in the first quarter of last year where we had close-out pricing on the old product line, where we had a small discount on the old product line to help retailers get rid of it. Every unit that was sold in the first quarter this year was sold at a better price because it did not have the close-out pricing from the year ago.

Seth Basham - Wedbush Securities - Analyst

Got you. That’s helpful. When you look at it on a prospective basis going forward, do you expect your Tempur-Pedic US gross margins to be as strong in coming quarters?

Dale Williams - Tempur Sealy International, Inc. - EVP & CFO

Yes, we do expect Tempur margin growth to continue to be very strong on a year-over-year basis. Now, it’s not going to be 300 basis points possibly every quarter. We saw significant improvement in Tempur margins in the second half of 2014, as we got the new product line out and got it established and started getting volume on it. But we continue to expect to see improvements in operational costs, the factory costs related to Tempur as we continue to go up that learning curve of producing those new products.

We have a small price increase coming again in Tempur in May which will provide impact in the second half of the year. Obviously, the March price increase will have impact across second, third and fourth quarters. So there is a lot of really good things going and a lot of good momentum on the Tempur brand that we expect to have a very strong margin year in Tempur in 2015. It’s off to a great start. It ended 2014 very good with great momentum and that’s continuing.

Seth Basham - Wedbush Securities - Analyst

Great. Last question on the topic of the price increase — early days but with the price increase in March, have you seen any negative effects on volume?

Mark Sarvary - Tempur Sealy International, Inc. - President & CEO

As you said, it is early days, but, candidly, no, so far. As I said, it’s early days so you have to be careful. But, no and, frankly, that’s what made it apparent to us that it made sense to take another small price increase which is going to kick in in May. And, remember, really, what we’re talking about with price increases is the strength of the brand, insofar as one can take a price increase. That the retailers support it and the consumers are prepared to make that little bit extra investment, it does talk to the strength of the brand. We’re pleased to see that we’re able to do that.

Seth Basham - Wedbush Securities - Analyst

Great to hear. Thanks and good luck.

Operator

Our next question comes from the line of Peter Keith with Piper Jaffray.

Peter Keith - Piper Jaffray & Co. - Analyst

Thanks for taking the question, everyone. I wanted to ask about the international segment so I can understand some of the margin pressure with the Sealy launch. It sounded like you expected improvement in the back half. Is it sequential improvement or are we getting to a point where by back half international is actually now going to start trending up year on year?

Dale Williams - Tempur Sealy International, Inc. - EVP & CFO

We’re talking about from a margin improvement in the back half of international versus what we will see in the first half. We said that we are going to see margin pressure in the international business in 2015, as we launch and roll out Sealy and Stearns in Europe and in Japan. Those are lower gross margin products. And the first half of the year, in particular, you are going to have a lot of pressure, just there’s a lot of floor models.

As we are broadening the distribution of those products here in the first half, you have a lot of floor-model impact, so as we get into the second half and you get more to a normal margin, we will see significant second-half to first-half improvement. Also, as volume picks up, we will see better flow-through to operating margin internationally because, A, you don’t have the floor model discounts as much, and, B, as we get more volume, we did have to add some infrastructure internationally related to Sealy and Stearns rolling out, but we did not have to add much.

Essentially, once you get up to a decent volume on that business, you are leveraging, to a great extent, the existing infrastructure on Tempur. So, we expect from an operating margin standpoint for Sealy to be negative internationally in the first half but improving a little bit each quarter such that for the year it will be positive for international. In terms of its bottom-line contribution to international, not accretive from a rate standpoint but positive. And we will see that improvement each year and going into 2016, without the big launch effort, we should see significant improvement in the margin rates of the Sealy business within international. And there we are specifically talking Japan and Europe. Obviously Latin America, we’re seeing good growth in the Sealy businesses that already operate there. That growth is very beneficial.

Peter Keith - Piper Jaffray & Co. - Analyst

Okay. Thanks. That’s good color, Dale. Appreciate it. On a related topic, when you are talking about some of the Sealy costs on the rollout – by the way, appreciate the additional disclosures in the press release – but on that, we can now see the Sealy integration costs this year versus last year.

And they are nearly double this year what they were last year, I think about $13.8 million this year versus $7.5 million last year. Could you help us understand, at this juncture, a couple of years into the purchase, why those integration costs are still moving up quite a bit?

Dale Williams - Tempur Sealy International, Inc. - EVP & CFO

Yes. The key there is, in 2013, mostly what we were experiencing was transaction-related activities, just the beginnings of integration. In 2014 what we saw was organizational integration. Combining organizations, you had some retention programs to keep key people, there was some severance programs, there was move programs as we were moving people physically to get the organizations together.

Really, what we are seeing in the latter part of 2014 and 2015, and will continue, actually, into 2016, is structural change. We’ve talked a lot about the project to redo our distribution system so that we have merged centers and we can ship Tempur and Sealy on the same trucks, and the significant savings that that is generating where we have it, but it’s still rolling out.

Also, late in 2014, and what we are seeing in 2015, is related to some of the structural changes that we’re making in regards to plants. We are opening a new plant in Indianapolis. We announced that we were closing a plant in Batavia. So the opening and closing aspects and cost associated with that are flowing into integration.

We just recently announced that we’re opening another plant — actually just moving a plant because it’s not big enough and the new location will give us the ability to have more space to handle the volume but also have a merge center right there with the plant. That’s in Maryland.

Right now, we’re getting into some structural stuff. The organizational integration is complete. Now is when the structural things — the rubber is really hitting the road, and that’s what’s driving the integration costs.

Peter Keith - Piper Jaffray & Co. - Analyst

Okay, that’s a good overview. Appreciate it. Then lastly for me, maybe for either Dale or Mark, the foreign currency drag obviously we know is substantial. The question has come up recently about why the Company doesn’t hedge away some of that currency risk. Could you address that, what that decision was to not ever hedge what has turned out to be a big negative impact here?

Dale Williams - Tempur Sealy International, Inc. - EVP & CFO

Actually, we do hedge. In retrospect, maybe we should have hedged more, but we do hedge. We did have hedges on the Canadian business. We do have hedges on transactional exposure in the rest of our global business.

It’s impossible to hedge translation. In 2015, a major factor of what is impacting the foreign currency impact is translation, as opposed to transactional. Canada, for example, we have explained, part of the issue with Canada is a significant portion of the product cost is in US dollars in Canada. So, as the Canadian dollar weakens, that is creating a big margin squeeze because the cost is stable.

We had hedges in Canada. In retrospect, it might have been good to have a higher level of hedging. The currencies had basically been flat for almost 10 years and then suddenly they moved in a big way. They’re never flat but they fluctuate up and down a little bit. Currency has never been a big factor but then suddenly, in 2014, big moves in currencies.

We are looking at some structural things to make some adjustments to maybe try to get us a little bit better positioned to be able to manage currency. You can never totally protect yourself from currency because even if you have a full-bore hedge program, you can only hedge out so far.

Ultimately, you’re going to get the impact of that currency. You may just delay it — like commodities. Our commodity contracts are structured to protect us against price increases, so when prices are going down it delays getting that gratification.

Same thing with currencies, although, it’s not quite as easy to do. We have hired a new Treasurer who has significant experience in exposure on global hedging programs. That’s something that he’s getting all over.

Peter Keith - Piper Jaffray & Co. - Analyst

Okay. That’s very good feedback. Thank you so much and good luck this coming quarter.

Operator

Our next question comes from the line of John Baugh with Stifel.

John Baugh - Stifel Nicolaus - Analyst

Good afternoon and thanks for taking my questions. Actually I had follow-ups to both Peter’s questions. The first one was on the European translational headwind you’ve got with the euro. If this settles in with rate cuts there, and they’re on the bond buying program, this might be a more permanent situation. I was just curious whether you contemplate any actions there on pricing or otherwise, or is the competition there local and you really can’t do much about it? Thank you.

Mark Sarvary - Tempur Sealy International, Inc. - President & CEO

The competition is largely local. There are anomalies, like in Switzerland where there has been some movements relative to the euro where we have been able to take pricing and there are things you can do. But in general, we had to take pricing down. My point is you can move a bit, but, in general, competition is local.

I think, as Dale was saying, there is the translation concern but there’s also the inter-Company concerns because all of our product essentially is made in Denmark and it ships all over Europe and all over the world. So, how we hedge within that is something we are looking at doing.

Pricing is something that we are looking at and we will look at. For example, pricing on specific sizes rather than across the board. We don’t have the situation in Europe that we have in America with the unilateral pricing. Pricing is always a harder thing to do it Europe.

John Baugh - Stifel Nicolaus - Analyst

Okay. Thank you. And then I know you don’t report it this way anymore, but is there a way to get us the yield for the Tempur international, or more specifically Tempur Europe margin? You mentioned Central Europe is tough. But just trying to get a feel for either the margin performance or earnings performance of Tempur international without all of the Sealy European ramp, just Japanese ramp, et cetera.

Dale Williams - Tempur Sealy International, Inc. - EVP & CFO

Yes. I am looking. Not specific to Central Europe but old Tempur international, if you back out the Sealy rollout, half of the decline was related to the rollout of Sealy in Japan and Europe. Another 100 basis points, as we said, was FX. Geographic mix is the remainder. It’s a small amount, it’s not that large, but there is some negative geographic mix where we’re seeing growth in Latin America, we’re seeing growth in Asia. Europe is broadly — we saw a little bit of growth in Europe but it was in countries other than the Germanic region that we’ve talked about before. The Tempur-direct channel is continuing to grow but as we add stores that adds cost and then a little bit of time. It actually doesn’t take a long time, it’s a matter of months, but as you add stores, it’s a drain on you from an operating margin standpoint until those stores get to a breakeven point and, actually, they get to a profitability point pretty easy. The big drivers, if you want to try to see Tempur to Tempur, the gross margin reduction, half of it is related to Sealy, and then another 100 basis points is related to FX.

John Baugh - Stifel Nicolaus - Analyst

Thank you for that color. My last question, quickly, is just back to the integration cost. There were $4 million in corporate, $8.5 million in Sealy, so $12.5 million in the first quarter. Any sense, Dale, for where that will be for 2015 and 2016, if not exact directionally? Thank you.

Dale Williams - Tempur Sealy International, Inc. - EVP & CFO

Yes. It’s hard to give you an exact because certainly these infrastructure projects we have an idea on. Some of them are not fully decided for a lot of reasons, I’m sure that you could understand — things that impact people, things that impact plants. You have to be very cognizant of the timing of when those decisions are ultimately made. There is bargaining issues, et cetera.

But, in general, we would anticipate that the integration costs should begin to moderate. As we said, at the end of last year, using one project as an example, the distribution realignment we said by the end of the year last year was about 60% completed. It will be essentially complete by the end of this year. So, as the year goes on, the costs associated with this distribution realignment will get less.

As we get further into the Sealy transformation, we will see if that requires something that we don’t currently have planned. We will have to continue to look at where the opportunities are. These infrastructure things are large but should start to wane. It’s important to understand that we’ve got a lot of growth going on and we’re trying to, at the same time, optimize the costs in the business, and those moves and structure changes cost money.

John Baugh - Stifel Nicolaus - Analyst

Thanks for answering my questions. Good luck.

Operator

Our next question comes from the line of Jessica Mace with Nomura Securities.

Jessica Mace - Nomura Securities - Analyst

Hi, good afternoon. My first question is about the North American sales growth. I was just wondering if you could give us any context on how the underlying environment performed versus your expectations, and maybe how you think about market share shift versus rising tide impact.

Mark Sarvary - Tempur Sealy International, Inc. - President & CEO

I think that there is a bit of a rising tide. There is a little bit of a rising tide, however, it was affected by some bumps at the beginning of the quarter because of the weather. There is a degree of buoyancy in it.

We don’t have any actual data on market share but I would say that we would anticipate that we’ve gained some share in this quarter. What we think, though, is, I think the key here is going to be we’re comparing a year last year which was very different in many ways. Last year we were in a sellout mode because our retailers were getting rid of the old products and we were discounting the old products and bringing in new. Now we are on a lapping basis and now the new Flex and Posturepedics are rolling out. Where we’re really going to keep our eye on this is in the second quarter.

Jessica Mace - Nomura Securities-Analyst

Understood. Makes sense. My second question is just on the marketing expense. Is 40 basis points of deleverage a good benchmark to think about for the remainder of the year? Are there any other major moving buckets within SG&A to think about as we model?

Dale Williams - Tempur Sealy International, Inc. - EVP & CFO

On the advertising, if you look back, basically in the first quarter we spent right about at the same level that we spent in the second half of last year. If you look at the first quarter of 2014, it was our lowest advertising quarter of the year. And that really was a function of the transition. We weren’t advertising a lot because we were getting rid of old stuff and the new stuff wasn’t out.

We picked up the advertising in the second quarter, continued driving it in the back half of the year. From a sequential basis, the first quarter is almost spot on from a percentage standpoint or even from a dollar standpoint where the fourth quarter was. We want to have our advertising be more level. We want it to be —.

Mark Sarvary - Tempur Sealy International, Inc. - President & CEO

Always on.

Dale Williams - Tempur Sealy International, Inc. - EVP & CFO

– always on. Absolutely, that’s your area of expertise. Jump in there.

Mark Sarvary - Tempur Sealy International, Inc. - President & CEO

The point is — there are a couple of things — the key point is that what we talked about last year was the benefit that we saw in the second half of last year of the always-on strategy. If you remember, we had, in previous years, spiked the advertising to tie into the promotional periods. What we discovered in the period, and we discovered it to be true in second half of last year, was always on advertising.

What you’ll see is a very consistent rate of advertising this quarter versus fourth quarter and third quarter. And we will continue that going forward. Therefore, the difference in the second part of the year will be as marked because we’re essentially lapping it in the second part of the year.

The other thing is that we’re also working hard to make sure that our advertising and our retailers’ advertising is coordinated, both in timing and in message. That, too, adds to this sense of always on. It’s a continuation of the strategy we had at the end of last year.

Jessica Mace - Nomura Securities - Analyst

Great. Thank you so much for taking the questions.

Operator

(Operator Instructions)

Our next question comes from Josh Borstein with Longbow Research.

Josh Borstein - Longbow Research - Analyst

Thank you for taking my questions. Just one on the Sealy rollout in Europe. Could you talk a little bit about maybe how many doors Sealy is in right now, and geographically where you have Sealy, if it’s Germany or beyond Germany at this point?

Mark Sarvary - Tempur Sealy International, Inc. - President & CEO

It’s in several of the German-speaking countries. It is in Germany, it’s in Benelux. It’s in France. We expect by the end of the year to have approximately 1,000 doors. We’ve said that before, we still think that’s the plan we are on.

As we said, the supply chain now is up and running with the new supplier. That’s now in full distribution. We are still on track for what we thought. But we are not going to give guidelines. We’re not saying where we are right this minute. We haven’t got that number that we’re going to publish but we are on track for the 1,000.

Josh Borstein - Longbow Research - Analyst

Okay. And are you able to say what the contribution was from Sealy in Continental Europe and Japan?

Dale Williams - Tempur Sealy International, Inc. - EVP & CFO

Combined for the two, we saw about $7.5 million in the first quarter related to Sealy, Europe and Japan. That was about 50/50. You’ve got to remember, Japan had more been established business, so it was slightly larger than Europe. That shows that Europe, now that we’ve got it going, is starting off at a pretty good pace.

It is a significant improvement from what we saw in the third quarter and fourth quarter last year where Europe was almost non-existent, given the startup issues we had with the old manufacturer and then we switched to the new manufacturer in the first quarter. We feel good about the opportunities we have ahead of us there.

Josh Borstein - Longbow Research - Analyst

Great. And just a quick one from me. You talked about gross margins in Tempur North America and Sealy North America being up on a year-over-year basis. Is that the same for EBIT margins, as well?

Dale Williams - Tempur Sealy International, Inc. - EVP & CFO

Yes, the US margins were up. From a North American standpoint, on a constant currency basis, EBIT adjusted operating margin is up 100 basis points on a constant currency basis. It is 60 basis points on an actual. Operating margin.

Josh Borstein - Longbow Research - Analyst

Okay. And just to make sure I heard correctly, both Sealy and Tempur were up on the EBIT side?

Dale Williams - Tempur Sealy International, Inc. - EVP & CFO

Yes. The thing is, we can’t give you a Tempur or Sealy operating margin. We can still see and understand a gross margin for the Tempur brand and the Sealy brands, but the operating costs are so intertwined right now you can’t split them, which is why we have new segment reporting because we were required to be able to split the business in the way that the business is run today. It’s run as one business, so the segments have to reflect how it is run. And as we integrated the business, we can’t distinguish between who works for Sealy and who works for Tempur anymore.

Josh Borstein - Longbow Research - Analyst

Got it. Great. Thank you for taking my questions.

Operator

Our next question comes from the line of Keith Hughes with SunTrust.

Keith Hughes - SunTrust Robinson Humphrey - Analyst

Yes, just a follow-up to the Europe comments. The 1,000 stores you’re looking to get Sealy into, what percentage of the Tempur locations does that represent?

Dale Williams - Tempur Sealy International, Inc. - EVP & CFO

From a Continental Europe that would be between 25% and one-third of the stores that Tempur is in.

Keith Hughes - SunTrust Robinson Humphrey - Analyst

Okay. And do you have any feel yet for slots you are getting as compared to your number of Tempur slots in those locations, more or less?

Mark Sarvary - Tempur Sealy International, Inc. - President & CEO

The number of slots, first of all, we’re going for about one-third of the number of stores this year. Ultimately, for Sealy we think we will have as many stores carrying Sealy as we will have carrying Tempur, although there won’t be a perfect overlap. There will be some that carry Sealy that do not carry Tempur, but we will have about the same number. In terms of the number of slots, we’re expecting two to three from Sealy and one to two from Stearns.

By the way, just to be clear, Stearns will not be in the 1,000 stores. Sealy is going to be in the 1,000 stores. Stearns will be in less than 1,000 stores.

Keith Hughes - SunTrust Robinson Humphrey - Analyst

Okay, thank you.

Operator

Our next question comes from the line of Denise Chai with Bank of America Merrill Lynch.

Denise Chai - BofA Merrill Lynch - Analyst

Just going back to adjustable bases, could you update us with where you on your plans to create a global platform to lower your component costs?

Mark Sarvary - Tempur Sealy International, Inc. - President & CEO

That is a big program. That is well underway but that is not something that we have announced when we’re going to launch that yet. I think it is safe to say that will be next year.

Denise Chai - BofA Merrill Lynch - Analyst

Okay, great. Thanks. Also, you commented on a lack of Sealy operational issues this quarter. Could you go into some detail about the specific actions that were behind that?

Mark Sarvary - Tempur Sealy International, Inc. - President & CEO

We are very focused, obviously, on the margin improvements that we’re seeing in Sealy, that we intend to generate at Sealy to get to the 300 basis points that we’ve talked about. And we’ve laid out the strategy and the transformation plan to achieve it. We have also talked a lot about the first step of that, which is just basic blocking and tackling in the plants and a focus by all of the people throughout the organization, from the most senior down to the people in the plants, on this; everything from inventory control to costs to cleanliness to implementing 5S to improving work practices so that we reduce injuries and so on. A lot of things that are going on.

Denise Chai - BofA Merrill Lynch - Analyst

Okay, thank you.

Operator

I am showing no further questions on the phone lines at this time. I’d like to turn the call back to Mark Sarvary for closing remarks.

Mark Sarvary - Tempur Sealy International, Inc. - President & CEO

Okay, very good. Thank you very much, everybody, for joining us. We look forward to talking to you again in July on our second-quarter earnings call. Thank you for joining us this evening.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. That concludes the program and you may now disconnect. Everyone have a great day.

END